EXHIBIT 2.3

               AMENDMENT NO. 2 TO AGREEMENT OF PURCHASE AND SALE

      This Amendment No. 2 to Agreement of Purchase and Sale (this "AMENDMENT") dated as of January 6, 1998, is entered into by and among Hinton Economic Development Authority, a public trust and agency of the State of Oklahoma created pursuant to a Trust Indenture dated as of June 29, 1987, in Title 60 Oklahoma Statute 1981, Sections 176 to 180.4, as amended and supplemented ("SELLER"), and Cornell Corrections, Inc., a Delaware corporation ("PURCHASER").

      WHEREAS, Seller and Foresite Capital Facilities Corporation ("FORESITE") entered into an Agreement of Purchase and Sale dated as of November 17, 1997, as amended by the Amendment dated December 10, 1997 (the "AGREEMENT"), which Agreement was subsequently assigned by Foresite to Purchaser.

      WHEREAS, Seller and Purchaser desire to further amend the Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. The definition of "Purchase Price" set forth in SECTION 1.1 of the Agreement is hereby amended and restated to read as follows:

      " 'PURCHASE PRICE' shall mean Forty-Three Million and No/100 Dollars ($43,000,000.00) LESS the amount of accrued vacation, sick and holiday pay as of Closing assumed by Purchaser pursuant to SECTION 2.5 below, payable in the manner described in SECTION 2.2 hereof."

      2. The Agreement is hereby amended by inserting a new SECTION 2.5 which shall read as follows:

      "2.5 ACCRUED VACATION, SICK AND HOLIDAY PAY. As further consideration for the transactions contemplated herein, Purchaser hereby assumes and agrees to pay Seller's accrued vacation, sick and holiday pay as of Closing relating to Operator's employees (the "ACCRUED VACATION") determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), and such amount shall be deducted from the Purchase Price to be paid by Purchaser. As of the Closing Date, Seller estimates the amount of the Accrued Vacation to be $ -0- and this amount shall be adjusted and finalized in accordance with SECTION 7.6 below."

      3. The Agreement is hereby amended by inserting second and third paragraphs at the end of SECTION 3.15 which shall read as follows:
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      "Seller represents and warrants that (a) sewage or wastewater treatment does not occur at the Property, (b) no direct or indirect discharge or release of waste or wastewater presently occurs in connection with operations at the Property which requires any permit or other authorization from any governmental authority, except for permission to connect to a publicly owned sewer system, (c) the Property has authorized connections to a publicly owned sewer system suitable for the conveyance and treatment offsite of all sewage generated at the Property, and (d) all sewage sludge resulting from sewage treatment at the Property has been or is currently being removed from the Property, or beneficially reused at the Property, in accordance with all Environmental Requirements.

      Seller agrees that to the extent that the costs and expenses for the proper removal, disposal or reuse of the sewage sludge referenced in (d) of the preceding paragraph exceeds $250, Seller shall be responsible for and shall pay (or if Purchaser has paid or incurred such costs, Seller shall immediately reimburse Purchaser for all such amounts) all such excess costs and expenses."

      4. The Agreement is hereby amended by inserting a new paragraph at the end of SECTION 7.6 which shall read as follows:

      "Notwithstanding the foregoing and for purposes of convenience, Seller will close its accounting records as of December 31, 1997, and Purchaser will account for Seller's operations for the period from January 1, 1998 through the close of business on January 5, 1998 (the "INTERIM PERIOD"). The calculation of Seller's revenues and expenses during the Interim Period shall be determined by multiplying Purchaser's net income for the month of January 1998 determined in accordance with GAAP by the fraction of 5/31. The adjustments and prorations required by this Agreement shall be made in accordance with the following procedure. Seller shall prepare, within 90 days following the Closing Date, a balance sheet (the "CLOSING DATE BALANCE SHEET") of Seller dated as of the Closing Date, including a listing of Accrued Vacation. Purchaser shall prepare, within 90 days following the Closing Date, an income statement (the "INTERIM PERIOD INCOME STATEMENT") of Purchaser for the month of January 1998. The Closing Date Balance Sheet and Interim Period Income Statement shall be prepared in accordance with GAAP. If, within fifteen days following the receipt of the Closing Date Balance Sheet by Purchaser and the Interim Period Income Statement by Seller, Purchaser or Seller, as the case may be, has not objected in writing thereto, then the Closing Date Balance Sheet and the Interim Period Income Statement shall be used in computing any required adjustment. If Purchaser or Seller, as the case may be, shall object in writing to the Closing Date Balance Sheet or the Interim Period Income Statement, then Seller and Purchaser shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in agreement within 20 days, then the matter will be submitted to a mutually agreed national accounting firm as is jointly selected by Purchaser and Seller (the firm accepting the engagement being referred to as the "ACCOUNTING ARBITER") whose decision with respect thereto shall be final and binding on the parties in all respects. Fees and expenses incurred in preparing the Closing Date Balance Sheet shall be borne by Seller and the fees and expenses incurred in preparing the Interim Period Income Statement shall be borne by Purchaser. Fees and expenses incurred by Purchaser and Seller in reviewing the financial statements shall be borne by the party incurring same. The fees of any Accounting Arbiter shall be borne equally by Purchaser and Seller.

      On the tenth business day following the final determination of any required adjustment pursuant to this Section, the party owing the required adjustment amount shall pay to the other party the full amount in immediately available funds."

      5. The Agreement is hereby amended by inserting anew paragraph at the end of Section 9.1 which shall read as follows:
      "Seller agrees to indemnify, defend, and hold Purchaser harmless from any and all claims, demands, actions, fines, penalties, costs, and/or expenses (including without limitation reasonable costs of investigation, redemption, or monitoring) related to or arising from the use, reuse, release, storage, disposal, handling, or distribution of sewage sludge which occurred or commenced prior to the Closing Date". The provisions of this Section shall survive the closing of the transaction contemplated hereby.

      6. The notice information with respect to the Purchaser is hereby amended to read as follows:

"If to Purchaser:       Cornell Corrections, Inc.
                        4801 Woodway, Suite 100E
                        Houston, Texas 77056
                        Attn: Mr. Steven Logan, Senior Vice President
                              and Chief Financial Officer
                        Telephone:  713/623-0790
                        Facsimile:  713/623-2853

With a copy to:         Liddell, Sapp, Zively, Hill & LaBoon, LLP
                        3200 Texas Commerce Tower
                        600 Travis
                        Houston, Texas 77002
                        Attn: Mr. Michael T. Peters
                        Telephone:  713/226-1331

                        Facsimile:  713/223-3717"

      7. Except as provided herein, the terms of the Agreement shall remain in full force and effect.

      8. This Amendment may be executed in several counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 6TH day of January, 1998.

                                    SELLER:

                                    HINTON ECONOMIC DEVELOPMENT
                                    AUTHORITY, a public trust and agency of the State of Oklahoma

                                    By: /s/ ELDON MCCUMBER
                                    Eldon McCumber, Chairman

                                    PURCHASER:

                                    CORNELL CORRECTIONS, INC., a Delaware
                                    corporation

                                    By: /s/ STEVEN W. LOGAN
                                    Steven W. Logan, Chief Financial Officer